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                                                                   Exhibit 99.1

_________________________________________________PR NEWSWIRE NEWSFAX


              AMERICA WEST AIRLINES TO OUTSOURCE HEAVY MAINTENANCE

        PHOENIX, Dec. 2 /PRNewswire/ -- America West Airlines (NYSE: AWA) announced that its Board of Directors has approved a proposal, effective immediately, to outsource its heavy aircraft maintenance to Tramco, a division of The BFGoodrich Company, in Everett, WA. The outsourcing is estimated to save the Company approximately $35 million over the five-year term of the arrangement.

        The decision will reduce by one-half the Company's base maintenance work force of approximately 1,000 employees. Approximately 470 maintenance employees will be retained to perform and supervise line maintenance.

        "While we believe that this is the correct strategic decision, it is difficult and painful because jobs must be eliminated," said W.A. Franke, chairman and chief executive officer. "We have attempted to assist the affected employees by offering generous transition pay and benefits as well as extensive outplacement assistance."

        "In addition to the financial benefits to America West, Tramco offers a proven reputation for safety, quality and the capacity to meet our work schedule," said Thomas F. Derieg, senior vice president of operations. "Tramco has performed modification, introduction and transition maintenance for America West in the past 24 months. Its history of performance for America West and other airlines has been excellent. Tramco operates one of the largest airframe maintenance, repair and overhaul facilities in North America. Tramco is FAA-approved and audited, and all the work will conform to America West's specifications."

        Since emerging from bankruptcy, America West has focused on its core business of transporting passengers. To that end, the Company has already outsourced catering, aircraft cleaning, audiovisual and certain security functions. Several of America West's competitors, including Southwest, Continental, United, Delta, Alaska, Reno Air, ValuJet, Western Pacific, Frontier and Kiwi, outsource all or part of their heavy maintenance operations.

        "This decision provides a significant positive financial impact while assuring cost-effective management of our heavy maintenance as the Company's fleet and operations grow," said W. Douglas Parker, senior vice president and chief financial officer. "Maintaining our low-cost advantage relative to our competitors is imperative to America West's financial security now and in the future."

        Costs associated with the outsourcing of heavy aircraft maintenance will result in a nonrecurring charge against fourth quarter operating income and earnings of approximately $10.5 million.

        The reduction of approximately 500 employees will include technicians, inspectors, managers, supervisors, engineers and employees in support roles such as human resources, information systems, payroll and purchasing.

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        On average, transition arrangements -- including forecasted AWArd Pay, performance awards based on achievement of Company operating income goals for 1995 paid to all eligible technical employees, including those inactive employees released as a result of the outsourcing -- will offer an employee with six or more years of experience about 56 percent of annual salary or about 35 percent of annual salary if the employee has less experience. Immediate job placement and career counseling assistance, including America West-sponsored job fairs, resume preparation and interview skills development, will also be provided.

        "As we attempt to mitigate the individual effect on our employees, we are also mindful of the impact on the local economy," Franke said. "We firmly believe that the short-term consequences to the Phoenix area will be more than offset by the Company's increased financial stability, which, in turn, supports our recently announced two-year growth plan, which is expected to add between 800 and 900 jobs to our Phoenix operations."

        -0-                             12/2/95

        /CONTACT: Michael Mitchell, Manager - Corporate Communications, of America West Airlines, 602-693-5732/


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